Exhibit 99.1

NEWS RELEASE
Contact:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com
Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&E: 713-529-6600
lelliott@drg-e.com / apearson@drg-e.com

FOR IMMEDIATE RELEASE

GASTAR EXPLORATION REPORTS

FOURTH QUARTER 2009 OPERATING RESULTS

HOUSTON, March 15, 2009 – Gastar Exploration Ltd. (NYSE Amex: GST) today reported operating results for the three months and twelve months ended December 31, 2009. Gastar also announced it is delaying the release of its financial results for the year ended December 31, 2009 and the filing of its annual report on Form 10-K pending completion of a review of accounting valuation adjustments of certain outstanding employee stock options with exercise prices denominated in Canadian dollars. Gastar is also reviewing the accounting treatment of a foreign exchange loss during 2009, as further described below. Gastar expects to file for an automatic 15-day extension of the deadline for filing its Form 10-K with the Securities and Exchange Commission and will announce its 2009 financial results in connection with that filing.

Highlights for 2009 include:

•	The year ended with $21.9 million in cash and short term bank debt of $17 million which was repaid in full in early January 2010;

•

Deep Bossier wells completed late December 2008 and mid-year 2009 were the Company’s best to date, with an average initial production (IP) rate of 25 million cubic feet of natural gas (“MMcf”) per day;

•	First vertical Marcellus test confirmed significant shale potential under a portion of our acreage; and

•	2010 was entered with limited interest expense, control of operations and capital outlays, and an expanded drilling program.

Fourth Quarter Operating Results

Natural gas and oil revenues, after the impact of realized hedging activity, decreased 33% to $7.7 million in the fourth quarter of 2009 from $11.5 million in the fourth quarter of 2008. This decrease was due to a 31% decline in realized natural gas prices and a 4% decline in production volumes, primarily in Wyoming.

Average daily production for the fourth quarter of 2009 was 23.0 million cubic feet of natural gas equivalents (“MMcfe”) per day, compared to 23.9 MMcfe for the fourth quarter of 2008 and 23.3 MMcfe for the third quarter of 2009. In East Texas, average daily production increased 11% to 20.1 MMcfe, while volumes in Wyoming declined 55% to 2.5 MMcfe per day compared to the fourth quarter of 2008. Compared to third quarter 2009, overall production was down 1% as a result of East Texas production remaining relatively flat due to recompletion activity while Wyoming production declined approximately 300 MMcfe per day.

During the three months ended December 31, 2009, approximately 90% of our natural gas production had NYMEX price protection. The net realized effect of this hedging program was an increase of $219,000 in revenues, reflecting an increase in total price received from $3.50 per Mcf to $3.60 per thousand cubic feet (“Mcf”). The positive benefit of the NYMEX hedging program of $1.3 million or $0.60 per Mcf was negatively impacted by area basis hedge losses of $1.1 million or $0.50 per Mcf. The realized effect of hedging in the fourth quarter of 2008 was an increase of $1.0 million in revenues, reflecting an increase in total price received from $4.77 per Mcf to $5.23 per Mcf. The unrealized non-cash effect of our hedging program was a gain of $145,000 for the fourth quarter of 2009 and a gain of $5.0 million for the fourth quarter of 2008.

Lease operating expense (LOE) was $1.5 million in the fourth quarter of 2009, compared to $1.7 million in the fourth quarter of 2008 and $1.8 million in the third quarter of 2009. LOE per Mcfe decreased 9% to $0.70 in the fourth quarter of 2009, compared to $0.77 per Mcfe during the fourth quarter of 2008 and decreased 15% compared to $0.82 in the third quarter of 2009. Excluding workover, insurance, property tax, and certain non-recurring costs or benefits, our direct lease operating expenses were $0.47 per Mcfe for the fourth quarter of 2009 compared to $0.60 per Mcfe for the same period in 2008 and $0.58 for the third quarter of 2009. Depletion, depreciation and amortization (DD&A) was $2.2 million in the fourth quarter of 2009, compared to $6.1 million in the fourth quarter of 2008 and $3.0 million in the third quarter of 2009. The decrease in the rate per Mcfe was due to lower depletable costs following a $68.7 million impairment charge taken in the first quarter of 2009 and the sale of our interest in the Hilltop Resort Gathering System in November 2009 with net proceeds of $21.8 million credited to the full cost pool.

Year-End Reserves

Total proved reserves as of December 31, 2009 were 48.5 billion cubic feet (“Bcf”) of natural gas and 66,700 barrels of oil, or 48.9 billion cubic feet of natural gas equivalent (“Bcfe”), of which 73% were proved developed reserves. The present value of estimated future cash flows, discounted at 10% per year (“PV-10”), was $45.6 million as of December 31, 2009, utilizing the new U.S. Securities and Exchange Commission (“SEC”) Henry Hub 12-month unweighted average of the first-day-of-the-month pricing methodology of $3.87 per million British thermal units (“MMBtu”), Katy Hub price of $3.68 per MMBtu, and CIG price of $3.04 per MMBtu and an oil price of $57.65 per barrel. Total proved reserves as of December 31, 2008 were 63.7 Bcf of natural gas and 12,000 barrels of oil, or 63.8 Bcfe, of which 63% was proved developed reserves. The PV-10 value was $110.1 million as of December 31, 2008 using a flat case price of $4.56 per MMBtu, which was based on the old SEC pricing methodology of applying prices at year-end.

The 2009 downward revision of previous estimates of natural gas reserves is primarily attributable to lower natural gas prices as calculated under the new SEC pricing methodology. Natural gas prices utilizing the new SEC price methodology decreased approximately 35% from December 31, 2008 to December 31, 2009, resulting in a decrease in proved reserves of approximately 11,300 MMcf. The negative impact from natural gas prices was partially offset by upward performance revisions, primarily in the Hilltop area of East Texas.

For comparative purposes, in addition to the new SEC pricing methodology, our independent petroleum consultant also prepared estimates of our year-end proved reserves using two alternative commodity price assumptions. Under the old pricing methodology which would have utilized December 31, 2009 Henry Hub spot market price of $5.79 per MMBtu, Katy Hub price of $5.72 per MMBtu, and CIG price of $5.54 per MMBtu for natural gas and an oil price of $76.00 per barrel, our reserves at the end of 2009 would have been 60.3 Bcfe, with a PV-10 value of $112.7 million. They also performed a comparison to a NYMEX case based on the forward closing prices on the New York Mercantile Exchange for natural gas and oil as of December 31, 2009. For gas volumes the price increased from $5.79 to $8.51 per MMBtu and the oil price increased from $81.95 to $98.50 per barrel over the life of the properties. In the NYMEX case, proved reserves were 68.7 Bcfe, with a PV-10 value of $133.6 million.

J. Russell Porter, Gastar’s President and Chief Executive Officer, commented, “Although our reserves under the new SEC-prescribed calculation method were lower at year-end 2009 than in 2008, if you compare results using the same methodology used in 2008, reserves declined by only 5.5%. Considering our limited 2009 drilling capital budget and related Texas drilling activity reduction, we are satisfied with these results and look forward to a more active and productive 2010.”

Operations Review and Update

In East Texas, net production for the fourth quarter of 2009 from the Hilltop area averaged 20.1 MMcfe per day, flat with the 20.0 MMcfe per day in the third quarter of 2009, but up from 18.1 MMcfe per day in the fourth quarter of 2008. The 11% year-over-year increase in volumes is due to incremental production from two wells completed in 2009 and full year production from the Belin #1, five wells recompleted in additional zones and one workover operation conducted over the 12-month period. Although no additional wells were brought on production in the fourth quarter, the natural decline in production was offset by an active recompletion program. During the quarter, 5 zones were recompleted in three wells to bring production on from existing behind pipe nonproducing zones. Capital expenditures for the fourth quarter of 2009 in East Texas were $5.0 million, which primarily related to drilling the Donelson #4 well and various recompletion activities. We spudded the Donelson #4, an approximate 19,000-foot lower Bossier test, in late October; however, as previously announced, due to hole stability problems, the well is undergoing second sidetrack operations. The well is expected to take approximately six to eight weeks longer to reach total depth and require approximately gross $4.0 (net $2.7) million in additional drilling costs to reach total depth. We anticipate a portion of these costs to be reimbursed under our well control insurance policy. We remain very encouraged about its ultimate success. The Donelson #4 is an offset to the highly prolific Belin #1 and Donelson #3 wells. We have obtained log information that confirms the presence of the target sands, and we have encountered several strong drilling breaks and gas shows in the targeted lower Bossier formations while drilling.

In 2010, we are planning three additional lower Bossier exploratory wells, one horizontal well to test an Eagle Ford equivalent zone and up to 5 recompletions in two existing wells in East Texas. Due to the delay in the Donelson #4 well we anticipate first quarter net production to be 17 to 19 MMcfe per day resulting in total company net production of 20 to 21 MMcfe per day.

As previously reported, we sold our majority interest in the Hilltop Resort Gathering System in November 2009 and received net proceeds of approximately $21.8 million, which was credited to the full cost pool and thus no gain was recognized on the transaction. The agreement involves current fees of $0.325 per Mcf and requires a minimum of 50 MMcf per day of gross production. Due to delays in the Donelson #4 drilling the minimum production threshold will not be met resulting in a make-up payment of approximately of $300,000 being due in the first quarter of 2010.

In Appalachia, we drilled our first vertical Marcellus Shale well in the fourth quarter of 2009, the James Yoho #1. The well encountered approximately 46 feet of Marcellus Shale, was completed with a single stage frac and tested at a stabilized gross rate of 1.5 MMcf per day and 120 barrels of condensate per day with no water production. We believe this test confirms that thinner portions of the Marcellus Shale are capable of generating excellent production rates. Currently, we do not expect sales from the Yoho # 1 until late in the third quarter of 2010 when pipeline to the well should be completed.

We have a total of 15 shallow vertical wells on our approximately 36,000 net acres in northern West Virginia and southwestern Pennsylvania, of which 11 are on production, and the remaining wells are scheduled to be on production in the next 90 days. For the three months ended December 31, 2009, net production from the Appalachia area averaged approximately 0.4 MMcfe per day. We plan to continue to conduct this shallow well drilling program to hold certain leases by production.

For 2010, we expect to drill 4 gross (2.1 net) horizontal and 2 gross (2 net) vertical Marcellus Shale wells and 7 additional shallow Devonian wells. The next well – most likely a horizontal well – is targeted to spud late in the second quarter.

Year-End Financial Statements

Gastar has delayed the release of its consolidated financial statements for the year ended December 31, 2009 and the filing with the Securities and Exchange Commission of its annual report on Form 10-K pending completion of a review of the following matters which could affect financial results:

•	the accounting treatment and related valuation adjustments related to previously issued stock options with exercise prices denominated in Canadian dollars; and

•

the adjustment of a previously reported accumulated other comprehensive foreign exchange loss of $3.8 million on the Company’s balance sheet at September 30, 2009 related to the sale of its Australian properties in the third quarter 2009.

Liquidity and Capital Budget

At December 31, 2009, the Company had cash and cash equivalents of $21.9 million and $17.0 million of short-term loan liability that was paid in full on January 8, 2010. There are no amounts outstanding under the $47.5 million revolving credit facility except for a $100,000 letter of credit to support certain hedging activities. Currently, we have no debt and have sufficient cash and availability under our revolving credit facility to support our planned exploration and development activities in East Texas and the Marcellus Shale.

Capital expenditures for 2010 are projected to be approximately $58 million, consisting of $34 million in East Texas, $21 million in the Marcellus Shale, $1 million in the Powder River Basin, and an additional $2 million for capitalized interest and other costs. We expect to fund this capital activity through existing cash balances, internally generated cash flow from operating activities and availability under our revolving credit facility.

“We are enthusiastic about our opportunity to substantially increase our reserves and production in 2010, as well as generate positive financial results,” Porter said. “With our untapped credit facility and cash on hand, we have the financial capability to more rapidly demonstrate the value of our Marcellus Shale and Deep Bossier projects. With lower operating costs and limited interest expense, we are better positioned to generate positive cash flow.”

Gastar Exploration Conference Call

Gastar Exploration’s management team will hold a conference call on Tuesday, March 16, 2010, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the call, dial 480-629-9722 at least 10 minutes prior to the scheduled time and ask for the Gastar Exploration conference call. A replay will be available approximately two hours after the call ends and will be accessible until March 19, 2010. To access the replay, dial (303) 590-3030 and enter the pass code 4203583#.

The call will also be webcast live over the Internet at Gastar’s website at www.gastar.com. To listen to the live call on the Internet, please visit Gastar’s website at least 10 minutes prior to the scheduled time to register and download any necessary audio software. An archive will be available on Gastar’s website shortly after the call. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or e-mail dmw@drg-e.com.

About Gastar Exploration

Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of natural gas and oil in the United States. Our principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on prospective deep structures identified through seismic and other analytical techniques as well as unconventional natural gas reserves, such as shale resource plays. We are pursuing natural gas exploration in the deep Bossier gas play in the Hilltop area in East Texas and the Marcellus Shale in West Virginia and central and southwestern Pennsylvania. Gastar also conducts coal bed methane development activities within the Powder River Basin of Wyoming and Montana. For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may”, “expects”, “projects”, “anticipates”, “plans”, “believes”, “estimate”, “will”, “should”, and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risk inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relegating to the absence or delay in receipt of government approvals or third party consents; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

The NYSE Amex LLC has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

PRODUCTION AND PRICES

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2009	2008	2009	2008
Production:
Natural gas (MMcf)	2,111	2,192	9,266	8,482
Oil (MBbl)	1	1	4	5
Total (MMcfe)	2,116	2,196	9,291	8,510

Total (MMcfed)	23.0	23.9	25.5	23.3

Average sales prices:
Natural gas (per Mcf), excluding impact of realized hedging activities	$3.50	$4.77	$3.06	$6.92
Natural gas (per Mcf), including impact of realized hedging activities	$3.60	$5.23	$4.36	$6.63
Oil (per Bbl)	$67.92	$60.82	$54.46	$98.39

HEDGING ACTIVITY

As of December 31, 2009, the following derivative transactions were outstanding with the associated notational volumes and weighted average underlying hedge prices:

Settlement Period	Derivative Instrument	Average Daily Volume MMBtu	Total of Notional Volume MMBtu	Base Fixed Price	Floor (Long)	Short Put	Ceiling (Short)
2010	Costless collar	9,322	3,402,530	$—	$5.73	$4.00	$7.65
2010	Put spread	9,616	3,510,000	$—	$6.00	$4.00	$—
2010	Basis – HSC (1)	15,178	5,540,000	$(0.26)	$—	$—	$—
2010	Basis – CIG (2)	1,000	365,000	$(1.31)	$—	$—	$—

2011	Costless collar	10,146	3,703,290	$—	$6.16	$4.00	$7.97
2011	Put spread	5,964	2,176,860	$—	$6.00	$4.00	$—
2011	Fixed price swap	2,000	730,000	$6.11	$—	$—	$—
2011	Basis – HSC (1)	5,038	1,839,000	$(0.23)	$—	$—	$—
2011	Basis – CIG (2)	800	292,000	$(1.21)	$—	$—	$—

2012	Costless collar	2,130	779,580	$—	$6.00	$4.00	$8.00
2012	Put spread	16,309	5,968,961	$—	$6.00	$4.00	$—

(1)	East Houston-Katy – Houston Ship Channel
(2)	Inside FERC Colorado Interstate Gas, Rocky Mountains

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